Exhibit 10.17

AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 1, 2014 (the “Effective Date”), is between Biota Pharmaceuticals, Inc., a Delaware corporation, formally known as Biota Pharmaceuticals Inc., (the “Company”), and Joseph M. Patti (the “Executive”).

WHEREAS, the Company desires to avail itself of the Executive’s employment in a senior executive capacity and to compensate him for such employment; and

WHEREAS, the Executive is willing to be employed by the Company upon the terms and subject to the conditions contained in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.     Position, Duties and Responsibilities.

(a)     During the Term (as defined in Section 2), the Executive shall serve as the Company’s Chief Executive Officer & President consistent with the bylaws of the Company, and shall be responsible for the duties identified in the attached Appendix I, such other duties as are attendant to such office and such other managerial duties and responsibilities with the Company, its affiliates, subsidiaries or divisions consistent with such position as may be assigned by the Chairman of the Board or the Board of Directors of the Company (the “Board. The Executive shall devote his full energies, interest, abilities and productive time to the business and affairs of the Company and to promoting its best interests, and agrees that during the Term, the Company shall be the Executive’s sole employer. Notwithstanding anything herein to the contrary, the Executive shall be permitted to (i) manage his personal investments, (ii) serve on the board of directors of civic and charitable organizations, and (iii) serve on the board of directors of one non-competing company, in a role other than Chairman, subject to obtaining written authorization in advance from the Board, which shall not be unreasonably withheld. The Executive and the Company mutually acknowledge and agree that his duties shall be performed from the Atlanta, Georgia metropolitan area.The Executive also acknowledges that the performance of his duties hereunder may require substantial travel from time to time.

(b)     Upon termination of the Executive’s employment for any reason, Executive agrees to promptly tender his resignation as an officer of the Company and an officer and director of any subsidiary, division or affiliate of the Company.

(c)     Executive understands that the provisions of any employee handbooks, personnel manuals and any and all other written statements of or regarding personnel policies, practices or procedures that are or may be issued by the Company (the “Company Policies”) do not and shall not constitute a contract of employment and do not and shall not create any vested rights; and that any such provisions may be changed, revised, modified, suspended, canceled, or eliminated by the Company at any time, in its sole discretion, with or without notice.

(d)     Executive shall comply with all applicable Company Policies, which may be in effect from time to time during the Term. Copies of all such Company Policies may be examined in the Human Resource Department of the Company. If a provision in any Company Policy conflicts with this Agreement, the terms of this Agreement shall prevail.

Section 2.     Term of Employment.

The term of the Executive’s employment under this Agreement shall begin on the Effective Date, or if the Executive’s employment actually begins after the Effective Date, the Employment Date (as defined in Section 3(d) below) and continue through December 31, 2015, and thereafter shall be renewed automatically for successive one (1) year periods (without any action by either party) effective as of January 1st of each year, unless the Executive’s employment under this Agreement is earlier terminated in accordance with Section 4. Executive may elect not to renew his employment under this Agreement for any reason upon ninety (90) days prior written notice. For purposes of this Agreement, “Term” means the term of the Executive’s employment under this Agreement.

Section 3.     Compensation; Benefits; Expenses.

(a)     Base Salary. For services rendered by the Executive hereunder during the Term, the Company shall pay the Executive an annual salary equal to Five Hundred Twenty Five Thousand U.S. Dollars ($525,000), less standard and customary deductions and withholdings, payable in equal installments at the times and pursuant to the procedures regularly established for the payment of salaries generally to employees, and as they may be amended by the Company during the Term. The Executive’s salary will be reviewed from time-to-time by the Board, a committee of the Board, or otherwise in accordance with the Company’s established procedures for adjusting salaries, and shall be subject to increases (but not decreases, except pursuant to an across-the- board salary reduction as described in Section 4(a)(iv)(B)).

(b)     Incentive Compensation. The Executive shall be eligible to participate in such bonus and incentive (including stock option and other equity-based) compensation plans of the Company in which other executives of the Company are generally eligible to participate, as the Board or a committee thereof shall determine from time to time in its sole discretion, subject to and in accordance with the terms and provisions of such plans. Subject to the terms and conditions of such bonus and incentive compensation plans, the Executive’s annual cash incentive compensation shall be targeted at not less than 50% of his then annual salary. Any cash incentive compensation earned shall be paid to the Executive by no later than September 15th of the Fiscal year following the year in which such cash incentive compensation was earned.

(c)     Benefits. The Company shall provide the Executive with the right to participate in and to receive benefits from the group life, group disability and medical plans and all similar benefits made generally available to similarly situated executives of the Company. The amount and extent of benefits to which the Executive is entitled shall be governed by the specific benefit plan or plans, as such may be amended from time to time.

(d)     Equity Incentives. As an inducement to entering into this Agreement, (i) on the first day of Executive’s actual employment with the Company (the “Employment Date), which may differ from the Effective Date, the Executive shall be granted an equity-based incentive award consisting of (i) a restricted stock unit equal to one quarter of 1% (0.25%) of the then outstanding shares of the common stock of the Company on a fully diluted basis, one-third of which will be fully vested ninety (90) days after the Employment Date, and the other two-thirds of which shall vest in two equal installments on the first and second anniversary of the Employment Date, and (ii) a stock option with a ten (10) year term, which shall vest in three equal installments on the first, second and third anniversary of the Employment Date, to purchase 1.25% of the then outstanding shares of the common stock of the Company on a fully diluted basis at a price per share equal to the fair market value of such common stock on the Employment Date. The underlying shares of common stock issuable pursuant to these restricted stock units and stock option grants shall be registered by the Company on Form S-8 within ninety (90) days of the Employment Date. All related terms and conditions of these equity-based awards shall be included in restricted stock unit and stock option agreements, the forms of which are included herein as Exhibits 1 and 2, respectively. In addition, during the Term, the Executive shall be eligible to receive equity-based incentive awards from time to time under the Company’s 2007 Omnibus Equity & Incentive Plan, or any amended or successor plan thereto.

(e)     Reimbursement of Expenses. It is contemplated that in connection with the Executive’s employment hereunder, he may be required to incur business, entertainment and travel expenses. The Company agrees to promptly reimburse the Executive in full for all reasonable out-of-pocket business, entertainment and other related expenses (including all reasonable expenses of travel and living expenses while away from home on business or at the request of, and in service of, the Company) incurred or expended by him incident to the performance of his duties hereunder, provided that the Executive properly accounts for such expenses in accordance with the policies and procedures established by the Board and applicable to the executives of the Company.

(f)     Vacations; Holidays and Personal Days. During the Term, the Executive shall earn paid vacation at a rate equal to five (5) weeks of paid vacation during each full calendar year of his employment. Such vacation may be taken, in the Executive’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company and do not materially interfere with the operations of the Company. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives located in the United States. Vacation, holiday and personal days shall additionally be subject to applicable Company Policies.

Section 4.     Termination.

(a)     The Executive’s employment under this Agreement may be terminated under the following circumstances:

(i)     Death. The Executive’s employment shall immediately terminate upon his death.

(ii)     Disability. In the event the Executive shall be unable to render the services or perform his duties hereunder by reason of “Disability,” as such term is defined in the Company’s Long Term Disability Plan or policy, the Company shall have the right to terminate the Executive’s employment under this Agreement immediately upon notice to the Executive.

(iii)     Termination of Employment by the Company for Cause. The Company may terminate the employment of the Executive immediately for Cause (as hereinafter defined). The term “Cause,” as used herein, shall mean (1) the Executive’s willful misconduct, gross negligence, dishonesty or fraud in the performance of his duties hereunder, (2) the material breach of this Agreement by the Executive, after written notice of such breach from Company (which notice shall describe in reasonable detail the breach), and, if curable, the breach has not been cured by Executive within, fifteen (15) days, (3) the Executive’s willful refusal or failure to perform his duties hereunder or under any lawful directive of the Chief Executive Officer, Board or the Chairman of the Board, as the case may be, which is consistent with his title and position, for fifteen (15) days after receiving written notice of such refusal or failure, or (4) the conviction, plea of guilty or nolo contendere of the Executive in respect of any felony involving moral turpitude (other than a driving offense involving no serious bodily injury),dishonesty, theft or unethical business conduct.

(iv)     Termination of Employment by Executive for Good Reason. The Executive may resign and terminate his employment hereunder for Good Reason (as defined below) by providing a written notice thereof within sixty (60) days from the occurrence of the event that the Executive is deeming Good Reason, and such condition, if curable, continues to exist uncured for thirty (30) days following the Company’s receipt of such notice. Such termination will be effective thirty (30) days from the end of such cure period. For purposes of this Agreement, “Good Reason” shall mean there has occurred, without the express written consent of the Executive:

(A)     the assignment to the Executive of any duties materially inconsistent with his status as the Executive Vice President, Corporate Development & Strategy of the Company or a material diminution in the nature or status of his responsibilities shall be a “Good Reason;”

(B)     a reduction by the Company in the Executive’s salary as in effect on the Effective Date or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company,

(C)     (1) commencing six (6) months after the Employment Date, locating the Company’s principal executive offices outside of the Atlanta, Georgia metropolitan area or thereafter, a relocation of the Company’s principal executive offices that results in an increased commuting distance of thirty-five (35) miles or more or (2) the Company’s requiring the Executive to perform his duties anywhere other than the Company’s principal executive offices; provided that, in any case, required travel on the Company’s business to an extent consistent with the Executive’s responsibilities shall not constitute “Good Reason;”

(D)     the failure by the Company to continue in effect without any material adverse change any cash, equity-based or other incentive compensation plan in which the Executive was participating or the failure by the Company to continue the Executive’s participation therein, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or participation,

(E)     the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under the Company’s life insurance, medical, health-and-accident, or disability plans in which the Executive was participating, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any other material fringe benefits enjoyed by the Executive, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled, except for across-the-board changes in such benefits similarly affecting all executives of the Company,

(F)     the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 15 hereof, or

(G)     a material breach of this Agreement by the Company after notice of such breach (which notice shall describe in reasonable detail the breach), and, if curable, after thirty (30) days from receipt of written notice from Executive, the breach is not cured.

(v)     Terminations other than for Cause, Good Reason, Disability or upon Death. In addition to the foregoing, either party may terminate the Executive’s employment under this Agreement at any time, by providing thirty (30) days prior written notice of his or its desire to terminate.

(b)     Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by written notice of termination to the other party.

Section 5.     Compensation Upon Termination.

(a)     Compensation Upon Termination Due to Death. In the event of the death of the Executive during the Term, the Executive’s designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Executive (collectively, the “Estate”) shall be paid, an amount equal to the sum of the Executive’s unpaid salary and any earned but unpaid vacation and bonuses through such termination within sixty (60) days of the Executive’s death; provided, however, that any bonus compensation conditioned upon the satisfaction of performance goals shall not be deemed earned or payable unless such performance goals have been achieved or otherwise satisfied as of such termination. The Estate shall be entitled to other vested death benefits in accordance with the terms of the Company’s benefit programs and plans.

(b)     Compensation Upon Termination for Disability. If the Executive’s employment hereunder is terminated for Disability, the Executive shall be entitled to receive (if entitled thereto) disability compensation and benefits in accordance with the Company’s benefit programs and plans. In addition, Executive shall be entitled to receive, within sixty (60) days after the date of such termination, any unpaid salary and any earned but unpaid vacation and bonuses through such termination; provided, however, that any bonus compensation conditioned upon the satisfaction of performance goals shall not be deemed earned or payable unless such performance goals have been achieved or otherwise satisfied as of such termination of employment.

(c)     Compensation Upon Termination for Cause or Voluntary Termination by Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or voluntarily by the Executive without Good Reason, the Company shall pay the Executive his unpaid salary and any accrued but unpaid vacation through such termination date, and the Company shall have no further financial obligations to the Executive. All amounts payable under this Section 5(c) shall be paid within sixty (60) days after the date of such termination.

(d)     Compensation Upon Termination in Connection With a Change in Control (other than for Cause, without Good Reason, Disability or upon Death).

(i)     If the Executive’s employment is terminated by the Executive for Good Reason or by the Company for any reason other than pursuant to Section 4(a)(i), 4(a)(ii) or 4(a)(iii) hereof, in either case, within three (3) months prior to or one (1) year after the consummation of a Change in Control (as hereafter defined) (or otherwise in contemplation of a Change in Control that is reasonably likely to occur), the Company shall pay to the Executive (or in the event of the Executive’s death, the Estate) a lump-sum cash amount equal to the sum of (w) the Executive’s unpaid salary and vacation through such termination; plus (x) any bonus compensation earned and unpaid through such termination; provided, however, that any bonus compensation conditioned upon the satisfaction of performance goals shall not be deemed earned or payable unless such performance goals have been achieved or otherwise satisfied as of such termination; plus (y) the product of (A) a fraction, the numerator of which is the number of months in the Change in Control Severance Period (as hereafter defined) and the denominator of which is 12 and (B) the sum of (1) Executive’s annual base salary as then in effect and (2) the bonus or incentive compensation paid to the Executive in respect of the most recent fiscal year prior to the year in which the Change in Control occurs; plus (z) a payment equal to the present value of the premium payments that would be made by the Company if Executive were to continue to be covered under the Company’s group health, life and disability insurance for the Change in Control Severance Period, which amount shall be determined by the Company in its sole discretion. All amounts payable under clauses (w) and (x) of this Section 5(d)(i) shall be paid within sixty (60) days after such termination of employment and all amounts payable under clauses (y) and (z) of this Section 5(d)(i) shall be paid upon the effectiveness of the release referenced in Section 5 (f) below, or upon Executive’s death, if earlier, (provided that, if the sixty (60) day period referred to in Section 5(f) below overlaps two calendar years, such payment shall not be made earlier than the first payroll date in the second calendar year). The “Change in Control Severance Period” shall be eighteen (24) months.

(ii)     Notwithstanding any other provision herein to the contrary, in the event that the Executive becomes entitled to any payments under Section 5(d)(i) or otherwise, (“Termination Payments”) and any portion of such Termination Payments, when combined with any other payments or benefits provided to the Executive (including, without limiting the generality of the foregoing, by reason of any stock options), in the absence of this Section 5(d)(ii), would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then (subject to Section 5(d)(iii) hereof) Termination Payments shall be reduced such that none of the Termination Payments and any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person having such a relationship with the Company or such person as to require attribution of stock ownership between the parties under Section 318(a) of the Code) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code. For purposes of applying the foregoing sentence, if in the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, then such amounts shall be excluded from any such calculation. Furthermore, in determining the maximum amount of the payments to the Executive which would not constitute a parachute payment within the meaning of Sections 280G(b)(l) and (4) of the Code, the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code or any applicable proposed or final Treasury Regulations promulgated under the Code. Any reduction in Termination Payments under this Section 5(d)(ii) shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Code Section 280G at full value rather than accelerated value, with the highest value reduced first; next any non-cash, non-equity-based benefits, with the latest scheduled benefit reduced first; finally any equity or equity derivatives based on accelerated value shall be reduced with the highest value reduced first (with all equity and equity derivative values to be determined under Treasury Regulation Section 1.280G-1, Q&A 24).

(iii)     If the net after-tax amount of the Termination Payments which would be payable to the Executive in the absence of the reduction described in Section 5(d)(ii) above exceeds the net after-tax amount of the Termination Payments which would be payable to the Executive if the reduction described in Section 5(d)(ii) above were applicable, then the reduction to the Executive’s Termination Payments described in Section 5(d)(ii) above shall not be applicable. For purposes of computing such net after-tax amounts, the Termination Payments shall be treated as subject to Federal income tax and any state and local income taxes (based upon the residence of the Executive at the time the first amount of Termination Payments is to be paid hereunder) at the highest marginal rate of income tax imposed upon individuals (but without assuming any reduction in Federal income taxes that could be obtained from the deduction of any such state or local taxes if paid in such year), shall be subject only to the Medicare portion of the F.I.C.A tax and, in calculating the net after-tax amount of the Termination Payments which would otherwise be payable to the Executive if the reduction described in Section 5(d)(ii) above were not applicable, any applicable Excise Tax, and all such taxes shall be computed based upon the tax rates in effect for the calendar year in which the first amount of Termination Payments are to be paid hereunder. The determination of the net after-tax amounts will be made by tax counsel selected by the Company and reasonably acceptable to the Executive, whose determination will be binding on both the Executive and the Company.

(iv)     For purposes of this Agreement, a “Change in Control” of the Company shall mean (A) the consummation of a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, shares representing in the aggregate 45% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); (B) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 45% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale; (C) during any period of two (2) consecutive years, the first year of which shall not be earlier than 2015, individuals who at the beginning of such period constitute the Board, including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, association or other entity or Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, cease for any reason to constitute a majority thereof; or (D) such other similar transaction not specifically identified above, which in the sole discretion of the Board (or committee thereof) effectively constitutes a change in control of the Company.

(e)     Compensation Upon All Other Terminations. If the Company terminates the Executive’s employment under this Agreement for any reason other than pursuant to Section 4(a)(i), 4(a)(ii), 4(a)(iii) or Section 5(d) or if Executive terminates his employment for Good Reason other than pursuant to Section 5(d), then the Company shall pay Executive a lump sum equal to the sum of (v) Executive’s unpaid salary through such termination; plus (w) any bonus compensation earned and unpaid through such termination; provided, however, that any bonus compensation conditioned upon the satisfaction of performance goals shall not be deemed earned or payable unless such performance goals have been achieved or satisfied as of such termination; plus (x) the Executive’s salary for the Severance Period (as defined below); plus (y) the product of (1) a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is 12 and (2) the bonus or incentive compensation paid to the Executive in respect of the most recent fiscal year prior to the year in which such termination occurs; plus (z) an amount equal to the present value of the premium payments that would be made by the Company if Executive were to continue to be covered under the Company’s group health, life and disability insurance for the Severance Period, which amount shall be determined by the Company in its sole discretion. All amounts payable under clauses (v) and (w) of this Section 5(e) shall be paid within sixty (60) days after such termination of employment and all amounts payable under clauses (x), (y) and (z) of this Section 5(e) shall be paid in cash in a lump-sum upon the effectiveness of the release referenced in Section 5 (f) below, or upon Executive’s death, if earlier (provided that, if the sixty (60) day period referred to in Section 5(f) below overlaps two calendar years, such payment shall not be made earlier than the first payroll date in the second calendar year). The “Severance Period” shall be twelve (18) months.

(f)     Notwithstanding anything else contained herein, the obligation of the Company to make any severance payments to the Executive hereunder (other than accrued and unpaid salary, earned and unpaid bonuses and other payments required under law) shall be conditioned upon (i) the execution and delivery by the Executive of a release from liability in favor of the Company in form and substance reasonably satisfactory to the Company, such that such release is effective, with all revocation periods having expired unexercised, within 60 days after the date of the Executive’s termination of employment and (ii) the Executive having tendered his resignation as an officer and director of any subsidiary of the Company.

(g)     The parties hereto agree that any termination of the Executive’s employment for Good Reason or by the Company other than for Cause is intended to qualify as an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n). Thus, no severance payment required pursuant to Sections 5(d) or 5(e) shall occur unless and until Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

Section 6.     Confidentiality.

(a)     Each Item, Trade Secret and piece of Confidential Information (in each case, as defined below) that has come or comes into Executive’s possession by reason of his employment are the property of the Company and shall not be used by Executive in any way except in the course of his employment by, and for the benefit of, the Company. Executive will not remove any Items from premises owned or leased by the Company except as his duties shall require, and upon termination of his employment, all Items (including any copies or excerpts thereof) will be turned over to the Chief Executive Officer.

(b)     Executive will preserve as confidential all Confidential Information that has been or may be obtained by him. Executive will not, without written authority from the Company, use for his own benefit or purposes, or disclose to others, either during his employment or for two (2) years thereafter, any Confidential Information or any copy or notes made from any Item embodying Confidential Information except as required by his employment with the Company or to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided, however, that the Executive shall give the Company notice of any such request or demand for such information upon his receipt of same and the Executive shall reasonably cooperate with the Company in any application the Company may make seeking a protective order barring disclosure by the Executive. Executive understands that his obligations with respect to Confidential Information shall continue for two years after termination of his employment with the Company. These restrictions concerning use and disclosure of Confidential Information shall not apply to information which is or becomes publicly known by lawful means, or comes into Executive’s possession from sources not under an obligation of confidentiality to the Company.

(c)     Executive agrees to hold in confidence all Trade Secrets of the Company that came into his knowledge during or in connection with his employment by the Company and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

(d)     Executive understands that any entrusting of Confidential Information or Trade Secrets to him by the Company is done in reliance on a confidential relationship arising out of his employment with the Company. Executive further understands that Confidential Information or Trade Secrets that he may acquire or to which he may have access, especially with regard to research and development projects and findings, formulae, designs, formulation, processes, the identity of suppliers, customers and patients, methods of manufacture, and cost and pricing data is of great value to the Company.

(e)     Executive agrees that following termination of his employment with the Company, Executive will, if at all possible before answering but in any event as soon thereafter as practicable, make every effort to contact the Company’s General Counsel or Chief Executive Officer if Executive is served with a subpoena or other legal process asking for a deposition, testimony or other statement, or other potential evidence to be used in connection with any lawsuit to which the Company is a party or involving Executive’s employment with the Company or any Confidential Information or Trade Secret of the Company.

(f)     For purposes of this Agreement: (i) “Confidential Information” means information relating to the present or planned business of the Company which has not been released publicly by authorized representatives of the Company. Executive understands that Confidential Information may include, for example, discoveries, inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing, cost, and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies. Executive understands further that Confidential Information also includes all information received by the Company under an obligation of confidentially to a third party; (ii) “Items” include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans, customer information, customer lists, patient lists, patient information, regulatory files, financial data, costs, pricing information, supplier information, written, printed or graphic matter, or other information and materials that concern the Company’s business that come into Executive’s possession or about which Executive has knowledge by reason of his employment; and (iii) “Trade Secrets” include all information, including a formula, pattern, process, compilation, program, device, method, or technique that (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (C) otherwise satisfies the requirements of the Georgia Trade Secrets Act.

Section 7.     Proprietary Information.

(a)     All Inventions (as defined below) related to the present or planned business of the Company, which have been or are conceived or reduced to practice by Executive, either alone or with others, during the period of his employment or during a period of one (1) year after termination of such employment, whether or not done during his regular working hours, are the sole property of the Company. The provisions of this paragraph shall not apply to an invention for which no equipment, supplies, facilities or confidential or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates to (i) the business of the Company, or (ii) the Executive’s actual or demonstrably anticipated research or development for the Company, or (b) the invention results from any work performed by Executive for the Company.

(b)     Executive will disclose promptly and in writing to the Company, through the Chairman of the Board or General Counsel, all Inventions which are covered by this Agreement, and Executive agrees to assign to the Company or its nominee all his right, title, and interest in and to such Inventions. Executive agrees not to disclose any of these Inventions to others, without the express consent of the Company. Executive will, at any time during or after his employment, on request of the Company, execute specific assignments in favor of the Company or its nominee of his interest in and to any of the Inventions covered by this Agreement, as well as execute all papers, render all assistance, and perform all lawful acts which the Company considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for these Inventions, and for the transfer of any interest Executive may have. Executive will execute any and all papers and documents required to vest title in the Company or its nominee in the above Inventions, patent applications, patents, and interests. Executive understands that if he is not employed by the Company at the time he is requested to execute any document under this Section 7(b), Executive shall receive fifty dollars ($50.00) for the execution of each document, and one hundred fifty dollars ($150.00) per day for each day or portion thereof spent at the request of the Company in the performance of acts pursuant to this Section 7(b), plus reimbursement for any out-of-pocket expenses incurred by Executive at the Company’s request in such performance. Executive further understands that the absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the Company’s rights under this Agreement. Should the Company be unable to secure the Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to the Executive’s mental or physical incapacity or any other cause, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Executive.

(c)     Executive has disclosed to the Company all continuing obligations which he has with respect to the assignment of Inventions to any previous employers, and Executive claims no previous unpatented Inventions as his own, except for those which have been reduced to practice and which are shown on a schedule, if any, attached to this agreement. Executive understands that the Company does not seek any confidential or trade secret information which Executive may have acquired from a previous employer, and Executive will not disclose to or utilize any such information on behalf of the Company.

(d)     All writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of the Company and are prepared by Executive during his employment by the Company shall be, to the extent permitted by law, works made for hire, and the authorship and copyright of the work shall be in the Company’s name. To the extent that such writings and works are not works for hire, Executive agrees to the wavier of “moral rights” in such writings and works, and to assign to the Company all Executive’s right, title and interest in and to such writings and works, including copyright.

(e)     Executive will permit the Company and its agents to use and distribute any pictorial images which are taken of him during his employment by the Company as often as desired for any lawful purpose. Executive waives all rights of prior inspection or approval and releases the Company and its agents from any and all claims or demands which Executive may have on account of the lawful use of publication of such pictorial images.

(f)     For purposes of this Agreement, “Invention” shall mean all ideas, inventions, experiments, copyrightable expression, research, plans for products or services, marketing plans, reports, strategies, processes, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms, database schema, designs, and drawings, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive solely or jointly with others during the Term, which refer to, are suggested by, or result (i) from any work which the Executive may perform during his employment, or (ii) from any information obtained from the Company or any affiliate of the Company, and shall not be limited to the meaning of “Invention” under the United States patent laws.

Section 8.     Agreement Not to Compete.

(a)     While employed by the Company and thereafter for a period equal to the greater of (x) one (1) year or (y) the Change in Control Severance Period in the event of a termination pursuant to Section 5(d)(i), the Executive shall not, directly or indirectly, anywhere in the United States:

(i)     render services which are similar to the services performed by Executive for the Company to any person, corporation, partnership or other entity which competes with the Company (or any subsidiary) in the business of developing small molecules for the treatment or prophylaxis of infections caused by the influenza virus, human rhinovirus (HRV), or respiratory syncytial virus (RSV) or in any other therapeutic area in which the Company has conducted human clinical trials during the shorter of the period during which the Executive has been employed or the immediately preceding one (1) year (collectively, the “Field”). Executive agrees that this covenant is especially appropriate because, if he worked for a competitor that is developing such small molecules, he would inevitably make business decisions by relying on his knowledge of the Company’s Confidential Information and Trade Secrets; thus, he would inevitably provide such competitors with the Company’s Confidential Information and Trade Secrets. The Company’s Confidential Information and Trade Secrets are not generally known by others in the industry, and they would provide an unfair advantage for competitors. Further, the Company recognizes that there are some companies who develop or provide many products and services, some of which may be competitive and some which may not be. Accordingly, this covenant only prohibits Executive from rendering services similar to the services performed by Executive for the Company to or for the benefit of that section, division, group, subsidiary, affiliate or operating unit of a competitor that actually operates in the Field;

(ii)     solicit for employment of any person who was employed by the Company (or any subsidiary) during the Executive’s employment with the Company and with whom the Executive had contact during the last year of his employment with the Company; or

(iii)     call on or solicit, directly or indirectly for the purpose of providing services related to the development of compound for the treatment of infections caused by influenza virus, HRV, or RSV, any person or entity known by the Executive to be a customer of the Company (or of any subsidiary), or with which the Company (or any subsidiary) was in negotiations to become a customer of the Company (or such subsidiary), as the case may be, during the Executive’s employment with the Company, and with whom the Executive had direct contact. For purpose of this section, “contact” means interaction between the Executive and the client within the last year of Executive’s employment to further the business relationship, sell to, or perform services for the client, and interaction between the Executive and prospective client within the last year of Executive’s employment to develop a business relationship.

(b)     If any of the restrictions contained in this Section 8 shall be deemed by any court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that such court shall modify such restriction, only to the extent necessary to render it enforceable and, in its reduced form, such restriction shall then be enforced, and in its reduced form this Section 8 shall be enforceable in the manner contemplated hereby.

(c)     The Executive and the Company agree to revise the specific description of the Company’s line of business set forth in Section 8(a) as appropriate to reflect any material change in the Company’s business due to an in-licensing, merger, acquisition or similar strategic transactions.

Section 9.     Company Resources.

Executive may not use any of the Company’s (or any affiliate’s) equipment for personal purposes without written permission from the Company. The Executive may not give access to the Company’s (or any affiliate’s) offices or files to any person not in the employ of the Company without written permission of the Company.

Section 10.     Injunctive Relief.

Executive understands and agrees that the Company will suffer irreparable harm in the event that the Executive breaches any of the Executive’s obligations under Sections 6, 7, 8 or 9 hereof and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of any of the provisions of Sections 6, 7, 8 or 9 hereof, the Company shall be entitled to appropriate injunctive relief, in addition to any other rights, remedies or damages available to the Company at law or in equity.

Section 11.     Severability.

In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

Section 12.     Survival.

Sections 1(d) and 4 through 18 shall survive the termination of this Agreement and the Executive’s employment under this Agreement for any reason.

Section 13.     Representations, Warranties, and Covenants.

Executive represents, warrants, and covenants that the Executive’s performance of all the terms of this Agreement and any services to be rendered as an employee of the Company do not and will not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by the Executive in confidence, trust or otherwise prior to the Executive’s employment by the Company) to which the Executive is a party or by the terms of which the Executive may be bound. The Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

Section 14.     Accounting for Profits; Indemnification.

Executive covenants and agrees that, if the Executive shall violate any of the Executive’s covenants or agreements contained in Sections 6, 7, 8 or 9 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which the Executive directly or indirectly shall have realized or may realize relating to, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or otherwise under this Agreement. The Executive hereby agrees to defend, indemnify and hold harmless the Company against and in respect of: (a) any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by the Executive of any of the Executive’s representations, warranties, covenants or agreements made or contained in this Agreement; and (b) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable attorneys’ fees) incident to the foregoing.

Section 15.     General.

This Agreement supersedes and replaces any existing agreement between the Executive and the Company relating generally to the same subject matter and may be modified only in a writing signed by the parties hereto. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein, unless such waiver is made in writing. The Executive agrees that he will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or disposition shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above. The use of any gender herein shall be applicable to all genders.

Section 16.     Executive Acknowledgment.

Executive acknowledges (a) that he has consulted with, or has had the opportunity to consult with, independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

Section 17.     Section 409A.

This Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, or as the result of the Company’s negligence or intentional misconduct, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (i) the date that is six months and one day following the Executive’s separation from service or (ii) the 10th business day following the Executive’s death. If the Executive’s termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a "separation from service" within the meaning of Code Section 409A.

For purposes of Code Section 409(A), the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in- kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

Section 18.     Choice of Law.

This Agreement will be governed by and construed in accordance with the laws of the United States and the state of Georgia. Each party consents to the jurisdiction and venue of the state and federal courts in Atlanta, Georgia, if applicable, in any action, suit or proceeding arising out of or relating to this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first set forth above.

BIOTA PHARMACEUTICALS, INC.

_______________________________

By: Jim Fox

Title: Chairman of the Board

EXECUTIVE

___________________________________

Joseph Patti

Appendix I